                                                                     EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P LETTERHEAD]






July 24, 1998


BindView Development Corporation
3355 West Alabama, Suite 1200
Houston, Texas 77098

Gentlemen:

         We have acted as counsel for BindView Development Corporation, a Texas corporation (the "Registrant"), in connection with the registration under the Securities Act of 1933 of 5,136,454 shares of the Registrant's common stock, no par value per share (the "Shares"), 1,832,714 shares of which are to be offered upon the terms and subject to the conditions set forth in the Registrant's Incentive Stock Option Plan (the "Incentive Plan"), 1,303,740 shares of which are to be offered upon the terms and subject to the conditions set forth in the Registrant's 1997 Incentive Plan (the "1997 Plan"), 1,750,000 shares of which are to be offered upon the terms and subject to the conditions set forth in the Registrant's Omnibus Incentive Plan (the "Omnibus Plan") and 250,000 shares of which are to be offered upon the terms and subject to the conditions set forth in the Registrant's 1998 Non-Employee Director Stock Option Plan (the "Director Plan").

         In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation of the Registrant, the Bylaws of the Registrant, the Incentive Plan, the 1997 Plan, the Omnibus Plan, the Director Plan, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Registrant's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Non-Employee Director Plan, will be duly and validly issued, fully paid and nonassessable.

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Texas, the Texas Business Corporation Act and the federal laws of the United States of America, to the extent applicable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ FULBRIGHT & JAWORSKI L.L.P.

                                             Fulbright & Jaworski L.L.P.